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EXHIBIT 10.47

SEVERANCE AND RELEASE AGREEMENT

        This Severance and Release Agreement ("Agreement") is made by and between Al Seck ("Employee") on the one hand, and MedicalCV, Inc. ("Company") on the other hand. Employee and Company are jointly called the "Parties" in this Agreement.

Recitals

        A.    Employee is currently the Vice President of Business Development.

        B.    The Company has agreed to provide Employee with certain benefits by means of and under the terms and conditions of this Agreement and consistent with the MedicalCV, Inc. Severance Plan and Summary Plan Description ("Severance Plan").

        Based on these recitals, the Parties agree as follows:

Terms

        1.     Employee's employment with the Company shall terminate effective at the end of business on Wednesday, July 21, 2004 ("Termination Date").

        2.     Employee has forty-five (45) days from the date he receives it to consider whether to sign this Agreement (not including the day he receives it), and is advised in writing by this paragraph to consult an attorney as part of the consideration process. The 45-day consideration period thus expires at the end of the day on Tuesday, September 7, 2004. If Employee signs this Agreement before the expiration of the 45-day period, he does so because he does not need additional time beyond the signature date to decide whether to enter into this Agreement. Employee acknowledges that once he executes this Agreement, he may, if he chooses, revoke the Agreement within fifteen (15) days after the date on which he signed. (The Parties agree that this 15-day revocation period includes, and is not in addition to, the seven-day consideration period required by the Age Discrimination in Employment Act.) If Employee chooses to revoke, written notice of revocation must be delivered either in person, or mailed by certified mail, return receipt requested, and properly addressed to:

John H. Jungbauer,
Vice President-Finance/Chief Financial Officer
MedicalCV, Inc.
9725 South Robert Trail
Inver Grove Heights, MN 55077

If mailed, the Agreement must be postmarked within the 15-day period. If Employee does not timely revoke his execution of this Agreement, then the sixteenth day following the date of his execution will be the "Effective Date" of this Agreement.

        3.     By executing this Agreement, Employee represents that he understands the terms and effect of this Agreement and enters into it willingly, knowingly, and voluntarily.

        4.     Provided that Employee complies with his obligations and with the conditions under this Agreement (including but not limited to the performance of those duties set forth in sections 6 through 14 below), and does not revoke this Agreement pursuant to section 2 above, Employee will be entitled to receive the payments and benefits set forth in section 5 below.

        5.     The Company will provide the following compensation and benefits to Employee as consideration for his promises in this Agreement and his performance on those promises:

          (a)   Employee will continue to receive his base salary for the next 5 weeks ("Severance Period"), less appropriate deductions and withholding, mailed to Employee's last known address of record at the Company (hereinafter "Severance Pay"). Severance Pay shall be mailed out in the usual amounts on the Company's standard paydays, and shall begin on the first payday that occurs at least six days after the Effective Date.

          (b)   Employee will also receive an additional 5 weeks of base pay, less appropriate deductions and withholdings, as "Special Consideration" for which Employee is not otherwise entitled under the Severance Plan. This Special Consideration shall be paid concurrently with and in the same manner as the Severance Pay described in paragraph 5(a) above.

          (c)   The Company shall further continue for the entire Severance Period to pay the employer's portion of Employee's group health care insurance, as Employee has elected to receive such coverage prior to the Termination Date, in the manner set forth in the Company's Severance Plan, if Employee chooses to continue such coverage under COBRA (hereinafter, "COBRA Payments").

          (d)   All federal, state or other taxes that are required by law to be paid by Employee in connection with this Agreement will be his sole responsibility and Employee agrees that the Company will have no responsibility whatsoever with respect to these taxes, except as to fulfilling legally-required reporting and withholding obligations as to Severance Pay and Special Consideration. Employee agrees that the Company has made no statements or representations to him regarding the taxability of COBRA Payments. Employee agrees to indemnify and hold the Company harmless for a tax liability, interest, or penalties for any federal, state, or local taxes on any amount paid to him under section 5 of this Agreement and further agrees to reimburse the Company for reasonable costs and attorney fees incurred in enforcing this provision.

        6.     Employee, on behalf of himself, his heirs, successors, agents, assigns, and all other persons who could assert a claim based on a relationship with Employee and/or dealings with the Company, waives and releases and promises never to assert any or all claims that exist or might exist against the Company, its related business entities, and their current and former: partners (whether general or limited), shareholders, Board members, directors, officers, employees, agents, attorneys, insurers, and assigns, prior to the Employee's signing of this Agreement. These claims include, but are not limited to, claims arising under federal, state or local statutes, ordinances, regulations, rules, or common law, including but not limited to the following (as amended): Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Family Medical Leave Act; the Employee Retirement Income Security Act; any state statute or law governing employment, discrimination, or harassment in employment or governing termination of employment, including but not limited to the Minnesota Human Rights Act, or similar state statutes or local ordinances; the law of contract and tort including but not limited to claims for defamation, fraud or misrepresentation, breach of privacy, assault, battery, intentional or negligent infliction of emotional distress, promissory estoppel, or any quasi-contractual theory or any other theory arising under the common law; and any claims for attorney's fees, costs, or disbursements, or any action in equity, all to the fullest extent permitted by law. Employee represents and warrants that he has not assigned any such claims to anyone else.

        Employee acknowledges and agrees that he waives and releases any and all claims which he might have as to any form of separation pay, compensation, or stock or equity interest in the Company, except as to stock in the Company already owned. Employee hereby acknowledges receipt of all vacation pay and compensation for work performed through the date of this Agreement.

        Employee further agrees to the extent permitted by law not to sue or commence any legal or equitable actions against the Company, except to enforce this Agreement. Employee acknowledges and agrees that the Severance Pay, Special Consideration, and COBRA Payment that he is receiving constitutes a fair, sufficient, and adequate consideration for promises in this Agreement.

        7.     Within the Severance Period and for forty-eight (48) months after the end of the Severance Period as measured by the mailing of the last Severance Pay check, Employee will comply with any reasonable request by the Company or its attorneys to assist in connection with pending or future litigation or charges involving the Company, including but not limited to matters involving any past or present agent or employee of the Company, involving another business entity, or involving any other Company-affiliated entity, parent, or successor. The Company will reimburse Employee for all reasonable, out-of-pocket expenses incurred in providing such assistance, and pay $50.00 per hour for any of his time required in connection with any pending or future litigation or charges involving the Company.

        8.     During a period of twelve (12) months from and after the Termination Date of Employee's employment, Employee shall not, anywhere within the geographic area in which Company is conducting its businesses as of such date (the "Restricted Area"), directly or indirectly:

          (a)   have any ownership interest in, financial participation in, or become employed by any competitor of the Company in the Restricted Area;

          (b)   call upon, solicit, or attempt to take away any current or prospective customers or accounts of the Company, with whom the Employee became acquainted and/or had contact with as a result of employment by the Company;

          (c)   solicit, induce or encourage any employee of the Company to violate any term of their employment contract with the Company, or to assist any other person or entity to do so; or

          (d)   solicit, induce or encourage any employee of the Company to leave their employment with the Company while such person is employed by the Company, or to assist any other person or entity to do so.

The foregoing competitive restrictions shall survive the termination of Employee's employment and shall be effective and enforceable for twelve (12) months following termination of Employee's employment with the Company.

        9.     During the Severance Period, Employee will fully comply with any reasonable request by the Company to provide information or guidance on any matter reasonably deemed by the Company to fall within Employee's prior duties or knowledge or experience while at the Company. Such consultation shall not exceed four (4) hours in any calendar week, which shall be scheduled in a manner promptly to fulfill the Company's needs, immediately before or after normal business hours or during normal business hours, on or off Company property, at the reasonable discretion of the Company taking into account Employee's personal or business schedule. Employee agrees he is not entitled to any compensation for such consultations beyond what is set forth in section 5 above.

        10.   Employee shall promptly transfer all of Employee's knowledge concerning all items which Employee was involved in administering and/or developing and any information which he has sole knowledge or possession, and any unique or special information that would otherwise be difficult for the Company to access or re-create. Such information shall include, but are not limited to, production and quality information and accounting and computer systems information. Employee shall make himself available for and provide further support regarding such items pursuant to section 9 above.

        11.   Employee agrees to return promptly all files, documents, manuals or property of any kind, tangible or intangible, in Employee's possession or control relating to, or constituting the property of the Company, its affiliates or customers including, but not limited to, all production and quality records, all accounting and computer systems records, all office keys, keys to Company vehicles, credit cards, security cards, office equipment, software, database information, cellular phones, computer hardware, software products, agreements or Company products, models, samples, mock-ups, or prototypes. Employee will provide the Company with all passwords, codes, access cards, or like articles or information necessary to access secured Company information. Employee also specifically agrees that he will not retain copies of any property returned to the Company. Employee acknowledges that this obligation is continuing and agrees to promptly return to the Company any subsequently discovered property as described above.

        12.   Neither party to this Agreement will at any time disparage the other in any manner, fashion, or way, or in any place, forum or medium. Employee specifically agrees that he will not at any time, or in any forum or fashion, disparage or otherwise make any untrue comment that casts in a negative light the Company's directors, officers, agents, employees, business, operations, or products.

        13.   The terms of this Agreement are highly confidential. Employee will not at any time disclose to any third party, except his wife, attorney, accountant, or other professional advisers, the fact or terms of this Agreement except as otherwise required by applicable law or by a valid subpoena. He will require that each person to whom he communicates such information agree to be similarly bound to confidentiality. Employee agrees that if he is queried regarding the circumstances of his former employment or the termination of that employment, he will state only that he and the Company came to a mutually agreeable arrangement regarding the ending of his employment.

        14.   Employee agrees that for the Severance Period and indefinitely thereafter to the fullest extent permitted by applicable law, he shall retain all "Confidential Information" and "Trade Secrets" of the Company (as defined below) in strictest confidence, and shall not reveal Confidential Information or Trade Secrets to any third party, directly, or indirectly, except with written permission of a Company executive or pursuant to a valid subpoena. Trade Secrets shall be defined by Minnesota Statutes Chapter 325C and shall include information that derives independent, economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who could obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, or that is proprietary to or in the unique knowledge of the Company (including information discovered or developed in whole or in part by Employee). Confidential Information shall include all information not a Trade Secret that is financial data or accounting information of the Company; payroll and personal information; business plans, quality control information, manufacturing information, or R & D information; all processes, plans, designs, strategies, evaluations, know-how, formulae, patterns, devices, and inventions; customer lists; compilations and summaries of confidential information, files, records, or documents; written or pictorial drafts; drawings and product specifications (all to be broadly interpreted), that are otherwise the subject of reasonable efforts by the Company to protect dissemination outside of the Company or that are not otherwise known or easily obtainable outside of the Company.

        15.   A breach of any provision of paragraphs 7 through 14 by Employee, or by any of the persons listed in paragraph 13, will be deemed a material breach ("Material Breach") of this Agreement. Such a Material Breach or any wrongdoing by Employee that harms or has the reasonable potential to harm the Company and that arises from Employee's misfeasance, malfeasance, ill-will, or bad faith after the Termination Date ("Wrongdoing"), shall permit the Company to cease Severance Pay and to recover immediately from Employee all Severance Pay previously paid to him. Employee specifically agrees that this section 15 does not nullify, obviate, or render unenforceable his release of claims set forth in section 6 or any other promise in sections 7-14 and that the Company's COBRA Payments alone are sufficient consideration to support his release of claims, his covenant not to sue, and any and all other promises made in this Agreement. This provision and cessation or recovery of Severance Pay shall not prevent the Company from pursuing any and all other remedies in equity or at law.

        Employee also agrees that irreparable harm would result to the Company from a violation of the covenants in sections 7, 8, 9, 10, 11, 12, 13, or 14 and that such harm would be difficult to measure in monetary terms. Employee therefore agrees that, in addition to any relief afforded by law, an injunction against such violation or violations may be issued against him. The parties understand that both monetary damages and an injunction shall be proper modes of relief and are not to be considered mutually exclusive remedies.

        16.   Employee understands and agrees that his departure from the Company is part of a restructuring of the Company's management.

        17.   This Agreement and the documents it references constitute the entire agreement between the Parties with respect to the matters covered and supersede all prior and contemporaneous agreements, representations, and understandings of the parties with respect to the subject matter of this Agreement, including but not limited to any previously-existing contract, agreement, understanding, practice, or policy (oral or written) relating to separation or severance pay in the event of termination of employment, except that the benefit plans that Employee participates in shall remain in full force and effect for as long as Employee participates in any such benefit plan. This Agreement may be amended only by written agreement, signed by the Party or Parties to be bound by the amendment. Parole evidence will be inadmissible to show agreement by and between the parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.

        18.   Employee acknowledges that he has received from the Company Attachment A to this Agreement, which includes among other things the following information regarding certain employees, as required by law: job titles, ages, and status with regard to selection for this employment termination program.

        19.   This Agreement is made, and will be construed, under Minnesota law.

        20.   If any provision of this Agreement is held to be void, voidable, unlawful, or unenforceable, the remaining portions of this Agreement will continue in full force and effect. Further, a Material Breach by or any Wrongdoing of Employee shall not obviate, void, or render unenforceable any other provision or promise of Employee contained in this Agreement, regardless of whether the Company pursues the remedies available to it under this Agreement or otherwise. Notwithstanding the foregoing, if Employee's release of claims set forth in section 6 is held to be invalid or unenforceable, then at its option the Company may declare the Agreement null and void and recover from Employee the payments and benefits provided to him under section 5 above.

        21.   This Agreement may be executed in counterpart originals with each counterpart to be treated the same as a single original.

        22.   Employee, by his signature below, states that he has read this Agreement in its entirety, fully understands its terms and its binding effect on him, and signs this Agreement voluntarily and of his own free will.

Execution by Parties

        The parties hereby agree to and execute this Agreement.

Dated: August 6, 2004.
/s/ ALLAN R. SECK Al Seck
Dated: July 2, 2004
MedicalCV, Inc.
	By:	/s/ LAWRENCE L. HORSCH Lawrence L. Horsch Chairman of the Board/Acting CEO

ATTACHMENT A*

Decisional Unit:	Fulltime Vice Presidents and Division Presidents**
Positions Being Terminated and Thus Eligible for Severance and Release Agreement	Age
Vice President of Business Development	55
President of Heart Valve Division	57
Positions Not Being Terminated and Thus Not Offered Severance Agreement and Release	Age
President of New Technologies Division	59
Vice President-Finance/Chief Financial Officer	55
Vice President of Regulatory Affairs	57
Vice President of Medical Affairs	48

*
This Attachment was prepared as of July 21, 2004, but it is subject to change and may be affected by future employment decisions. If you have any questions regarding this information please contact John H. Jungbauer, Vice President-Finance/Chief Financial Officer, or his designee, at (651) 234-6699.

**
Vice President of Clinical Product Development has resigned effective July 31, 2004 and thus is not included on this chart.

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  EXHIBIT 10.47
SEVERANCE AND RELEASE AGREEMENT
ATTACHMENT A